EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT
Bradley S. Powell
Eden Bioscience
425-984-2120
fax: 425-806-7400
investorinfo@edenbio.com

Eden Bioscience Adopts Shareholder Rights Plan

BOTHELL, Wash., June 4, 2007 — Eden Bioscience Corporation (Nasdaq: EDEN) announced today that its Board of Directors has adopted a shareholder rights plan and declared a dividend distribution of one preferred share purchase right on each outstanding share of Eden common stock.

The rights are designed to to protect the utilization of the Company’s net operating tax loss carryforwards and ensure that the Board of Directors has adequate time to consider any proposed transaction involving Eden and that all of Eden’s shareholders receive fair and equal treatment in the event of a proposed takeover of Eden. Acquisition by any person of a significant number of Eden shares jeopardizes Eden’s utilization of net operating tax loss carryforwards. Eden Bioscience is not aware that it is the target of any takeover plans at the present time.

The rights will be exercisable only if a person or group acquires 5%, or in the case of any person or group that owned beneficially more than 5% of our outstanding Common Stock on June 1, 2007, 13% (or 18% in the case of SF Holding Corp., an existing investor that owns in excess of 16% of the Company’s outstanding Common Shares on June 1, 2007) or more of Eden Bioscience’s outstanding common stock or launches or announces an intent to launch a tender or exchange offer that could result in the offeror becoming the beneficial owner of 5% or 13% or more, as the case may be, of the common stock. Each right will entitle shareholders to buy one one-hundredth of a share of a new series of preferred stock called Series R Participating Cumulative Preferred Stock at an exercise price of $12.00.

If a person or group acquires 5% or 13%, as the case may be, or more of Eden Bioscience’s outstanding common stock, each right will entitle its holder (other than the acquiring person or group) to purchase, at the right’s then-current exercise price, the number of shares of Eden Bioscience’s common stock having a market value of twice the exercise price. In addition, if Eden Bioscience is acquired in a merger or other business combination transaction after a person has acquired 5% or 13%, as the case may be, or more of Eden Bioscience’s outstanding common stock, each right will entitle its holder to purchase, at the right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice the exercise price.

Following the acquisition by a person or group of beneficial ownership of 5% or 13%, as the case may be, or more of Eden Bioscience’s outstanding common stock and before the acquisition of 50% or more of this common stock, the Board of Directors may exchange all or part of the rights (other than rights owned by the acquiring person or group) for a consideration per right consisting of one-half of the common stock that would be issuable upon the exercise of one right. Alternatively, the rights are redeemable for one cent per right at the option of the Board of Directors, prior to the acquisition by a person or group of beneficial ownership of 5% or 13%, as the case may be, or more of Eden Bioscience’s outstanding common stock.

The nontaxable dividend distribution will be made on June 4, 2007, payable to shareholders of record as of that date. The rights will expire June 1, 2017.

ABOUT EDEN BIOSCIENCE

Eden Bioscience’s business strategy is to sell harpin protein-based products to the home and garden market and use its available cash and any revenue generated from its home and garden business to explore whether there may be opportunities to realize potential value from its remaining business assets, primarily its tax loss carryforwards. Our headquarters are at 11816 North Creek Parkway N., Bothell, WA 98011-8201, 425-806-7300; www.edenbio.com.